                                                                EXHIBIT EX-99.L.




AB Funds Trust
2401 Cedar Springs Road
Dallas, TX 75801-1407


Ladies and Gentleman:

Please be advised that the 100,000 shares of the AB Funds Trust which we have today purchased from you for the price of $1 per share, in the aggregate amount of $100,000, were purchased as an investment and not with a view to the distribution thereof, with no present intention of redeeming or selling such shares, and we do not have any intention of redeeming or selling such shares.



                                          Very truly yours,


                                          ANNUITY BOARD OF THE SOUTHERN
                                          BAPTIST CONVENTION



                                          By: /s/ O.S. Hawkins
                                              --------------------------------

                                              Name: O.S. Hawkins

                                              Title: President